SECURITY AGREEMENT

This SECURITY AGREEMENT is made effective as of October 31, 2008, by **TIMBERLINE RESOURCES CORPORATION.**, a Delaware corporation (collectively, the "Borrower"), to **Ron and Stacey Guill**, husband and wife (together "RSG").

RECITALS:

A. The Borrower and RSG have entered into a loan (the "Loan") evidenced by a promissory note dated as of October 31, 2008 (as amended and in effect from time to time, the "Note") and other documents related to the Loan ("collectively the "Loan Documents").

B. The Borrower has also entered into that certain credit agreement with Small Mine Development, LLC, an Idaho limited liability company ("SMD") pursuant to which SMD has taken a security interest in the Collateral (as defined below).

C. It is a condition precedent to the making of financial accommodations to Borrower by RSG under the Loan that the Borrower shall have granted the security interest contemplated by this Agreement.

NOW, THEREFORE, in order to induce the RSG to make the loans under the Note, the Borrower agrees with the RSG as follows:

1. **Definitions.** All capitalized terms used in this Agreement without definitions shall have the respective meanings provided therefor in the Loan Documents. All terms defined in the Uniform Commercial Code ("UCC") of the State and used in this agreement shall have the same definitions as specified therein; *provided, however*, that the term "instrument" shall be such term as defined in Article 9 of the UCC of the State rather than Article 3. For purposes of this Agreement, all references to "Borrower" shall be deemed to mean each Borrower, unless otherwise expressly provided or indicated by the context.

1.1 The term "Collateral" means the following property of Borrower, wherever located, whether now owned or hereafter acquired or arising: (1) all of the common and other stock of Timberline Drilling, Inc., an Idaho corporation.

1.2 The term "Event of Default," as used herein, means the failure of the Borrower to pay or perform any of the Obligations as and when due to be paid or performed.

1.3 The term "Obligations" means all of the indebtedness, obligations, and liabilities of the Borrower to RSG, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Loan Documents, any promissory notes or other instruments or agreements executed and delivered pursuant thereto or in connection therewith or this Agreement. In addition, the "Obligations" includes all other obligations, debts and liabilities, plus interest thereon, of Borrower, or any one or more of them, to RSG, as well as all claims by RSG against Borrower, or any one or more of them, whether existing now or in the future; whether they are voluntary or involuntary, due or not due, direct or indirect, absolute or

contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as guarantor, surety, accommodation party or otherwise.

1.4 The term "State," means the State of Montana and/or the State of Delaware, as applicable.

2. **Assignment and Grant of Security Interest.** To secure the Obligations, the Borrower assigns and pledges to RSG and grants to RSG a security interest in the Collateral.

3. **Authorization to File Financing Statements.** The Borrower irrevocably authorizes RSG at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower described above, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC of the State for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower shall furnish any such information to the RSG promptly upon request.

4. **Other Actions.** Further to insure the attachment, perfection, and first priority of, and the ability of RSG to enforce, RSG's security interest in the Collateral, the Borrower shall, in each case at the Borrower's own expense, take the following actions with respect to the Collateral:

4.1 **Promissory Notes and Tangible Chattel Paper.** If the Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper, the Borrower shall forthwith endorse, assign, and deliver the same to RSG, accompanied by such instruments of transfer or assignment duly executed in blank as RSG may from time to time specify.

4.2 **[Reserved].**

4.3 **Investment Property.** If the Borrower shall at any time hold or acquire any certificated securities, the Borrower shall forthwith endorse, assign, and deliver the same to RSG, accompanied by such instruments of transfer or assignment duly executed in blank as RSG may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall immediately notify RSG thereof and, at RSG's request and option, pursuant to an agreement in form and substance satisfactory to RSG, either (a) cause the issuer to agree to comply with instructions from RSG as to such securities, without further consent of the Borrower or such nominee, or (b) arrange for RSG to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property

now or hereafter acquired by the Borrower are held by the Borrower or its nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify RSG thereof and, at RSG's request and option, pursuant to an agreement in form and substance satisfactory to RSG, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from RSG to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by RSG to such commodity intermediary, in each case without further consent of the Borrower or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for RSG to become the entitlement holder with respect to such investment property, with the Borrower being permitted, only with the consent of RSG, to exercise rights to withdraw or otherwise deal with such investment property. RSG agrees with the Borrower that RSG shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary, or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which RSG is the securities intermediary.

4.4 **Collateral in the Possession of a Bailee.** If any goods are at any time in the possession of a bailee, the Borrower shall promptly notify RSG thereof and, if requested by RSG, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to RSG, that the bailee holds such Collateral for the benefit of RSG and shall act upon the instructions of RSG, without the further consent of the Borrower. RSG shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the bailee.

4.5 **Electronic Chattel Paper and Transferable Records.** If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify RSG thereof and, at the request of RSG, shall take such action as RSG may reasonably request to vest in RSG control under UCC § 9-105 of such electronic chattel paper or control under § 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. RSG agrees with the Borrower that RSG will arrange, pursuant to procedures satisfactory to RSG and so long as such procedures will not result in RSG's loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under UCC § 9-105 or, as the case may be, § 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

4.6 **Letter-of-Credit Rights.** If the Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify RSG thereof and, at the request and option of RSG, the Borrower

shall, pursuant to an agreement in form and substance satisfactory to RSG, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to RSG of the proceeds of any drawing under the letter of credit or (ii) arrange for RSG to become the transferee beneficiary of the letter of credit.

4.7 **Commercial Tort Claims.** If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify RSG in a writing signed by the Borrower of the brief details thereof and grant to RSG in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to RSG.

4.8 **Other Actions as to Any and All Collateral.** The Borrower shall take any other action reasonably requested by RSG to insure the attachment, perfection and first priority of, and the ability of RSG to enforce, RSG's security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Borrower's signature thereon is required therefor, (b) causing RSG's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection, or priority of, or ability of RSG to enforce, RSG's security interest in such Collateral, (c) complying with any provision of any statute, regulation, or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection, or priority of, or ability of RSG to enforce, RSG's security interest in such Collateral, (d) obtaining governmental and other third-party consents and approvals, including without limitation any consent of any licensor, lessor, or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to RSG, and (f) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

5. **Relation to Other Security Documents.** The provisions of this Agreement supplement the provisions of any real estate mortgage or deed of trust granted by the Borrower to RSG and securing the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage or deed of trust shall derogate from any of the rights or remedies of RSGs hereunder.

6. **Representations and Warranties Concerning Borrower's Legal Status.** The Borrower represents and warrants to RSG as follows: (a) Borrower's exact legal name is that indicated on the signature page of this Agreement, (b) Timberline Resources Corporation. is an entity organized in the jurisdiction of Delaware, (c) the Borrower's organizational identification numbers are 82-0291227, and (d) Borrower's mailing address is accurately set forth in Section 24.

7. **Covenants Concerning Borrower's Legal Status.** Without providing at least 30 days prior written notice to RSG, the Borrower will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one. If the Borrower does not have an organizational

identification number and later obtains one, the Borrower shall forthwith notify RSG of such organizational identification number. The Borrower shall not change its type of organization, jurisdiction of organization, or other legal structure.

8. Representations and Warranties Concerning the Collateral. The Borrower represents and warrants to RSG as follows: (a) the Borrower is the owner of the Collateral, free from any adverse lien, security interest, or other encumbrance, except for the security interest created by this Agreement and other liens permitted by the Credit Agreement, (b) none of the Collateral constitutes, or is the proceeds of, "farm products" as defined in § 9-102(a)(34) of the UCC of the State, (c) except as described in ***Schedule 1***, none of the account debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or like federal, state, or local statute or rule in respect of such Collateral, (d) the Borrower holds no commercial tort claim except as indicated in ***Schedule 1***, and (e) the Borrower has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all material applicable provisions of federal, state, and local statutes and ordinances dealing with the control, shipment, storage, or disposal of hazardous materials or substances.

9. Covenants Concerning Collateral, Etc. The Borrower further covenants with RSG as follows: (a) the Collateral, to the extent not delivered to RSG, will be kept at those locations listed in the attached ***Schedule 2*** and the Borrower will not remove the Collateral from such locations, without providing at least 30 days prior written notice to RSG, (b) except for the security interest herein granted and liens described in ***Schedule 1***, the Borrower shall be the owner of the Collateral free from any lien, security interest, or other encumbrance, and the Borrower shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to RSG, (c) the Borrower shall not pledge, mortgage, or create, or suffer to exist a security interest in the Collateral in favor of any person other than RSG, except for liens described in ***Schedule 1***, (d) the Borrower will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) the Borrower will permit RSG, or its designee, to inspect the Collateral at any reasonable time, wherever located, (f) the Borrower will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, (g) the Borrower will continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state, and local statutes and ordinances dealing with the control, shipment, storage, or disposal of hazardous materials or substances, and (h) the Borrower will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales of inventory in the ordinary course of business and (i) so long as no Event of Default has occurred and is continuing, sales or other dispositions of obsolescent items of equipment in the ordinary course of business consistent with past practices.

10. Insurance.

10.1 Maintenance of Insurance. The Borrower will maintain with financially sound and reputable insurers insurance with respect to its properties and business

against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations, and policies and otherwise shall be in such amounts, contain such terms, be in such forms, and be for such periods as may be reasonably satisfactory to RSG. In addition, all such insurance on the Collateral shall be payable to RSG as loss payee under a "standard" loss payee clause. Without limiting the foregoing, the Borrower will (i) keep all of its physical property insured with casualty or physical hazard insurance on an "all risks" basis, with broad form earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100 percent of the full replacement cost of such property, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death, or property damage occurring on, in, or about the properties of the Borrower; business interruption insurance; and product liability insurance.

10.2 Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (i) so long as no Default or Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $50,000.00, be disbursed to the Borrower for direct application by the Borrower solely to the repair or replacement of the Borrower's property so damaged or destroyed and (ii) in all other circumstances, be held by RSG as cash collateral for the Obligations. RSG may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as RSG may reasonably prescribe, for direct application by the Borrower solely to the repair or replacement of the Borrower's property so damaged or destroyed, or RSG may apply all or any part of such proceeds to the Obligations.

10.3 Notice of Cancellation, Etc. All policies of insurance shall provide for at least 30 days prior written cancellation notice to RSG. In the event of failure by the Borrower to provide and maintain insurance as herein provided, RSG may, at its option, provide such insurance and charge the amount thereof to the Borrower. The Borrower shall furnish RSG with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

11. Collateral Protection Expenses; Preservation of Collateral.

11.1 Expenses Incurred by RSG. In its sole but reasonable discretion, RSG may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto, and pay any necessary filing fees. The Borrower agrees to reimburse RSG on demand for any and all reasonable expenditures so made. RSG shall have no obligation to the Borrower to make any such expenditures, nor shall the making thereof relieve the Borrower of any default.

11.2 **RSG's Obligations and Duties.** Anything herein to the contrary notwithstanding, the Borrower shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Borrower thereunder. RSG shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by RSG of any payment relating to any of the Collateral, nor shall RSG be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by RSG in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance, or to collect the payment of any amounts which may have been assigned to RSG or to which RSG may be entitled at any time or times. RSG's sole duty with respect to the custody, safe keeping, and physical preservation of the Collateral in its possession, under § 9-207 of the UCC of the State or otherwise, shall be to deal with such Collateral in the same manner as RSG deals with similar property for its own account.

12. **Securities and Deposits.** RSG may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon, and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, RSG may following and during the continuance of a Default and Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from RSG to the Borrower may at any time be applied to or set off against any of the Obligations.

13. **Notification to Account Debtors.** If an Event of Default shall have occurred and be continuing, the Borrower shall, at the request of RSG, notify account debtors and other persons obligated on any of the Collateral of the security interest of RSG in any account, chattel paper, general intangible, instrument, or other Collateral and that payment thereof is to be made directly to RSG or to any financial institution designated by RSG as RSG's agent therefor, and RSG may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon the Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments, and other Collateral received by the Borrower as trustee for RSG without commingling the same with other funds of the Borrower and shall turn the same over to RSG in the identical form received, together with any necessary endorsements or assignments. RSG shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments, and other Collateral received by RSG to the Obligations, such proceeds to be immediately entered after final payment in cash or other immediately available funds of the items giving rise to them.

14. **Power of Attorney.**

14.1 **Appointment and Powers of RSG.** The Borrower irrevocably constitutes and appoints RSG and any officer or agent thereof, with full power of substitution, as

its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Borrower or in RSG's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to do the following:

(a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to, or otherwise deal with any of the Collateral in such manner as is consistent with the UCC of the State and as fully and completely as though RSG were the absolute owner thereof for all purposes, and to do at the Borrower's expense, at any time, or from time to time, all acts and things which RSG deems necessary to protect, preserve, or realize upon the Collateral and RSG's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights, and patentable inventions and processes, (ii) upon written notice to the Borrower, the exercise of voting rights with respect to voting securities, which rights may be exercised, if RSG so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities, and (iii) the execution, delivery, and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments, or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that the Borrower's authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Borrower's signature, or a photocopy of this Agreement in substitution for a financing statement, as RSG may deem appropriate and to execute in the Borrower's name such financing statements and amendments thereto and continuation statements which may require the Borrower's signature.

14.2 Ratification by Borrower. To the extent permitted by law, the Borrower ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

14.3 No Duty on RSG. The powers conferred on RSG hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. RSG shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for RSG's own gross negligence or willful misconduct.

15. Remedies. If an Event of Default shall have occurred and be continuing, RSG may, without notice to or demand upon the Borrower, declare this Agreement to be in default, and RSG shall thereafter have in any jurisdiction in which enforcement hereof is sought,

in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC of the State or of any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that RSG may, so far as the Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. RSG may in its discretion require the Borrower to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Borrower's principal office(s) or at such other locations as RSG may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, RSG shall give to the Borrower at least ten Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Borrower acknowledges that ten Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of RSG's rights hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto.

16. Standards for Exercising Remedies. To the extent that applicable law imposes duties on RSG to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for RSG (a) to fail to incur expenses reasonably deemed significant by RSG to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure RSG against risks of loss, collection, or disposition of Collateral or to provide to RSG a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by RSG, to obtain the services of other brokers, investment bankers, consultants, and other professionals to assist RSG in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide nonexhaustive indications of what actions or omissions by RSG would not be commercially unreasonable in RSG's exercise of remedies against the Collateral and that other actions or omissions by RSG shall not be deemed commercially unreasonable

solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on RSG that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 16.

17. **No Waiver by RSG, Etc.** RSG shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by RSG. No delay or omission on the part of RSG in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of RSG with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively, or concurrently at such time or at such times as RSG deems expedient.

18. **Suretyship Waivers by Borrower.** The Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon, and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange, or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising, or adjusting of any thereof, all in such manner and at such time or times as RSG may deem advisable. RSG shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in this Agreement. The Borrower further waives any and all other suretyship defenses.

19. **Marshalling.** RSG shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Borrower agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of RSG's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

20. **Proceeds of Dispositions; Expenses.** The Borrower shall pay to RSG on demand any and all reasonable expenses, including reasonable attorneys' fees and disbursements, incurred or paid by RSG in protecting, preserving, or enforcing RSG's rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said reasonable expenses, the residue of any proceeds of collection or sale of the Obligations or

Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as RSG may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by §§ 9-608(a)(1)(C) or 9-615(a)(3) of the UCC of the State, any excess shall be returned to the Borrower, and the Borrower shall remain liable for any deficiency in the payment of the Obligations.

21. Overdue Amounts. Until paid, all amounts due and payable by the Borrower hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest for overdue principal set forth in the Credit Agreement.

22. Governing Law; Consent to Jurisdiction. This Agreement is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Agreement and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Agreement. All disputes, controversies, or claims arising out of, or in connection with, this Agreement may be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby consents to jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

23. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Borrower waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive, or consequential damages or any damages other than, or in addition to, actual damages. The Borrower certifies that neither RSG nor any representative, agent, or attorney of RSG has represented, expressly or otherwise, RSG would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which RSG is a party, RSG is relying upon, among other things, the waivers and certifications contained in this Section.

24. Notices. Unless otherwise provided in this Agreement, all notices or demands by either party relating to this Agreement shall be in writing and either personally served or sent by facsimile transmission, overnight delivery service, or regular United States

mail, postage prepaid, to Borrower or to Lender as the case may be at the addresses set forth below:

If to Borrower:	Timberline Resources Corporation 101 East Lakeside Avenue Coeur d' Alene Attention: Randy Hardy Fax: 208-664-4860
If to RSG:	Ron and Stacey Guill 967 E. ParkCenter Blvd. PMB #396 Boise, ID 83706 Facsimile No. 208.338.8881

The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of confirmed actual receipt or two (2) business days after the deposit thereof in the mail.

25. Arbitration. Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

25.1 Governing Rules. The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Boise, Idaho or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether

any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party: (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral; and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

25.2 Selection and Powers of Arbitrator. The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

25.3 Limitation on Arbitration. Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within 30 days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

25.4 No Waiver of Other Remedies. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted

against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within 45 days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, RSG shall pay one half of the Administrator's filing fee, up to $250.

25.5 Miscellaneous. Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect. ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT. IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL. DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE RSGING INDUSTRY. ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE AGREEMENT. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Agreement.

27. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Borrower and its respective successors and assigns, and shall inure to the benefit of RSG and its successors and assigns. If any term of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal, or unenforceable term had not been included herein. The Borrower acknowledges receipt of a copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, the Borrower has caused this Agreement to be executed as of the date first written above.

BORROWER:

TIMBERLINE RESOURCES CORPORATION,
a Delaware corporation

By _______________
Name RANDAL L. HARDY
Title CEO

SCHEDULE 1

Schedule of Exceptions

SCHEDULE 2

Schedule of Collateral Locations